                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K/A

                       AMENDMENT TO APPLICATION OR REPORT
                 FILED PURSUANT TO SECTION, 12, 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934




                         CARRAMERICA REALTY CORPORATION
                       (formerly Carr Realty Corporation)
             (Exact name of registrant as specified in its charter)

                                Amendment No. 1

         The undersigned registrant hereby amends Item 7(b) of its Current Report on Form 8-K filed with the Commission on November 15, 1996 as set forth in the pages attached hereto to file an unaudited pro forma condensed consolidated balance sheet and statement of operations reflecting the acquisition by registrant of the NELO/Orchard Portfolio, comprised of 21 office properties in North San Jose, California, for an aggregate purchase price of approximately $124 million, including the assumption of approximately $41 million in debt.

Date:    December 19, 1996


                                        CARRAMERICA REALTY CORPORATION


                                        By:  /s/ Brian K. Fields
                                             ------------------------
                                             Chief Financial Officer

ITEM 7.          FINANCIAL STATEMENTS AND EXHIBITS.

                 (b)      Pro forma financial information.

                 CarrAmerica Realty Corporation hereby amends Item 7(b) of its Current Report on Form 8-K filed with the Commission on November 15, 1996 as set forth in the pages attached hereto to file an unaudited pro forma condensed consolidated balance sheet and statement of operations reflecting the acquisition by registrant of the NELO/Orchard Portfolio, comprised of 21 properties containing an aggregate of approximately 1 million square feet located in North San Jose, California.

                CARRAMERICA REALTY CORPORATION AND SUBSIDIARIES PRO FORMA
                 CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)


On November 6, 1996, CarrAmerica Realty Corporation (the Company) acquired 21 buildings, containing a total of approximately 1,014,000 square feet of office space, referred to as the NELO/Orchard Portfolio, in the North San Jose, California sub-market of the area commonly referred to as Silcon Valley. The aggregate purchase price for the NELO/Orchard Portfolio was approximately $124 million, and was paid through a combination of cash, the assumption of approximately $41 million in debt, and approximately $7 million in other liabilities. In October 1996, the Company consummated an offering of Series A Cumulative Convertible Preferred Shares that raised net proceeds of approximately $43 million. The net proceeds of the October offering were used to pay down indebtedness under its line of credit, thereby increasing the Company's borrowing capacity.

          This unaudited pro forma Condensed Consolidated Balance Sheet is presented as if the aforementioned transactions had been consummated on September 30, 1996. In management's opinion, all adjustments necessary to reflect the effects of the aforementioned transactions have been made.

          This unaudited pro forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the Company's actual financial position would have been at September 30, 1996, had the transactions occurred on that date, nor does it purport to represent the future financial position of the Company.

                                                     At September 30, 1996 (Unaudited)
                                    -----------------------------------------------------------------
                                                            Pro Forma Adjustments
                                                      -----------------------------------
                                                          Series A         Acquisition of
                                                       Perferred Stock      NELO/Orchard         Pro Forma
                                     Historical (A)     Offering (B)       Portfolio (C)       Consolidated
                                    ---------------   -----------------   ----------------   -----------------
     ASSETS
Rental property, net                   $    906,342       $        -         $   123,850 (1)    $  1,030,192
Development property                         40,449                -                   -              40,449
Restricted and unrestricted cash             22,882                -                   -              22,882
Other assets                                 74,235                -              (1,200)(2)          73,035
                                    ---------------   -----------------   ----------------   -----------------
  Total assets                         $  1,043,908       $        -         $   122,650        $  1,166,558
                                    ===============   =================   ================   =================

     LIABILITIES
Mortgages and notes payable            $    426,069       $  (42,915)        $   115,480 (3)    $    498,634
Other liabilities                            20,480                -               7,170 (4)          27,650
                                    ---------------   -----------------   ----------------   -----------------
  Total liabilities                         446,549          (42,915)            122,650             526,284

Minority interest                            51,611                -                   -              51,611

   STOCKHOLDERS' EQUITY
Preferred stock                                   -               17                   -                  17
Common stock                                    355                -                   -                 355
Additional paid-in capital                  588,684           42,898                   -             631,582
Dividends in excess of earnings             (43,291)               -                   -             (43,291)
                                    ---------------   -----------------   ----------------   -----------------
  Total stockholders' equity                545,748           42,915                   -             588,663
                                    ---------------   -----------------   ----------------   -----------------
  Total liabilities and
    stockholders equity                $  1,043,908       $        -         $   122,650        $  1,166,558
                                    ===============   =================   ================   =================


Notes:
(A) Reflects the Company's historical consolidated balance sheet as of September 30, 1996.
(B) Reflects the issuance of 1,740,000 Series A Cumulative Convertible Preferred Shares at the price of $25 per share. Transaction costs of $585 were incurred.
     The Company used all of the proceeds to pay down amounts outstanding under its Line of Credit.
(C)  Reflects the following pro forma adjustments related to the NELO/Orchard
     Portfolio:
     (1)  total acquisiton costs of $123,850;
     (2)  use of the Company's purchase deposit of $1,200
     (3) the assumption of existing debt ($40,927) and a draw on the Line of Credit ($74,553); and
     (4)  the assumption of other liabilities ($7,170).